Exhibit 99.1

Press Release January 24, 2012	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Reports Fourth Quarter 2011 Diluted Earnings Per Share of $0.14

Full-Year 2011 Net Income Increases 98% to $278 Million, Compared to 2010

FORT WAYNE, INDIANA, January 24, 2012 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced fourth quarter net income of $30 million, or $0.14 per diluted share, on net sales of $1.9 billion. By comparison, prior year fourth quarter net income was $8 million, or $0.04 per diluted share, on net sales of $1.5 billion.  Full-year 2011 net income increased 98% to $278 million, or $1.22 per diluted share, on net sales of $8.0 billion, compared to prior year net income of $141 million, or $0.64 per diluted share, on net sales of $6.3 billion.

“We are pleased with the strong revenue and bottom-line performance in both the quarter and for the year in comparison to prior year results,” said President and Chief Executive Officer Mark Millett.  “We achieved both quarterly and annual organic sales growth of over 20 percent, and nearly doubled our annual pretax earnings in a challenging environment.  Many of our operations achieved notable milestones in 2011:

•                  Our Flat Roll and Engineered Bar Products divisions achieved record annual production and shipping volumes individually, as did our steel operations in total,

•                  Our Engineered Bar Products and Steel of West Virginia steel divisions achieved record annual operating income,

•                  We significantly increased our market share of railroad rail business, shipping 117,000 tons in 2011 (more than double the 55,000 tons shipped during 2010),

•                  Our metals recycling operations achieved record annual ferrous and nonferrous shipping volumes, as we leveraged improved market dynamics through additional retail yards and increased shredder capacity,

•                  We achieved record production of iron units at our Iron Dynamics facility, with the lowest cost structure achieved to date, and

•                  We began operations at three fabrication facilities located strategically in the South and Southwest, providing market expansion.

This solid performance in a difficult economy is driven by our ongoing commitment to provide exceptional value to our customers, while sustaining our innovative, low-cost operating culture.”

Fourth Quarter Review

Fourth quarter volumes increased in each of the company’s operating segments when compared to the prior-year fourth quarter and decreased when compared to the third quarter of 2011.  While the company’s operating income increased 76 percent over prior-year performance, it decreased 24 percent in comparison to the third quarter of 2011.  The decrease in consecutive quarterly operating income was primarily the result of compressed flat roll margins and Iron Dynamics’ planned three week maintenance shutdown, which reduced operating income by $10 million due to associated costs and reduced volume.   Despite increased volumes, earnings from flat roll operations declined 26 percent, as lower selling prices in the first half of the quarter were not matched with corresponding declines in the cost of raw materials, resulting in margin compression.  However, beginning mid-quarter, increases in both order entry and pricing should benefit the first quarter of 2012.

Fourth quarter margins for the combined steel operations expanded in comparison to prior year fourth quarter results, as the average selling price per ton shipped increased $100 per ton to $853, and the average ferrous scrap cost per ton melted increased $68.  In contrast, steel margins compressed in comparison to the third quarter of 2011, as the average selling price per ton shipped decreased $44 per ton across the steel group, and the average ferrous scrap cost per ton melted decreased only $12.

As is typical in the last quarter of the year, metals recycling volumes decreased when compared to the third quarter of 2011, but increases in nonferrous margins more than offset the impact of reduced ferrous and nonferrous shipments.  Operating income for OmniSource was $16 million in the fourth quarter, an increase of $7 million in comparison to prior year, and an increase of $4 million compared to the third quarter of 2011.  Non-cash unrealized hedging losses were $3 million, or approximately $0.01 per diluted share, in the fourth quarter of 2011, as compared to gains of $2 million in the third quarter of 2011.

The impact of losses from the company’s Minnesota operations on fourth quarter 2011 consolidated net income was $10 million, or approximately $0.05 per diluted share.  This compares to losses of $8 million, or approximately $0.03 per diluted share in the third quarter of 2011.  The increased loss was a function of margin compression as product pricing decreased and the cost of raw materials increased quarter over quarter.  Fourth quarter shipments of iron nuggets was 53,000 metric tons, a 62 percent increase over third quarter 2011 levels.

Full-Year Review

Overall 2011 shipping volumes increased in each of the company’s operating segments when compared to prior year, and record volumes were achieved in the steel and metals recycling operations.  2011 net sales of $8.0 billion, increased $1.7 billion, or 27 percent, over 2010 results, and were only 1 percent less than the company’s record net sales achieved in 2008.

The company’s operating income increased 60 percent versus the prior year, driven primarily by significant margin improvement within the steel operations in both flat and long products.  The average annual selling price per ton shipped for the company’s steel operations in 2011 was $897, an increase of $123 per ton compared to 2010.  The 2011 average ferrous scrap cost per ton melted increased $71.

Outlook

As previously reported in early January, the company successfully expanded its existing senior secured credit facility by adding a $275 million term loan facility.  The net proceeds from the term loan were used to repay approximately $278 million, or 40 percent, of the company’s outstanding 7 3/8 % Senior Notes due November 2012, in accordance with the announced cash tender offer.  During the first quarter of 2012, the company expects to recognize expenses of approximately $10 million (net of interest cost savings) associated with the refinancing, including the tender premium and unamortized financing fee write-offs.  During the remainder of the year beginning in April through maturity in November, the refinancing is expected to result in interest cost savings of approximately $9 million (based on current interest rates).

“Entering the new year,” Millett said, “we are optimistic, despite continued uncertainty within the U.S. and global economies.  We believe there is the possibility for more stability to develop in 2012 as improvements continue in certain market sectors, such as energy, agriculture, automotive, transportation and construction equipment.   If the U.S. economy continues a pattern of slow and steady growth during the year, steel demand should logically follow, given the relatively low levels of inventory across the supply chain.  We remain confident that with our exceptional team, coupled with our superior, low-cost operating culture, we are uniquely prepared to capitalize on the opportunities ahead.”

Summary Fourth Quarter and Full-Year 2011 Operating Segment Information

The following tables highlight operating results for each of the company’s three primary operating segments. References to segment operating income in the following paragraphs exclude profit-sharing costs and amortization pertaining to intangible assets.  (Amounts excluding full year 2010 data are unaudited, and dollar amounts are in thousands, excluding per ton data.)

Steel Operations

This segment includes five electric-arc-furnace steel mills and related steel finishing and processing facilities, including The Techs. The company’s steel operations produce flat-rolled steel, structural steel, merchant bars, special-bar-quality steel, rebar, rail, and specialty shapes.

	Fourth Quarter		Full Year
	2011	2010	2011	2010
Segment Net Sales	$1,215,966	$966,828	$5,070,306	$3,999,639
% of External Net Sales	63%	60%	61%	61%
Operating Income	$117,434	$91,389	$668,341	$451,015
Combined Shipments	1,465,962	1,317,664	5,842,694	5,295,852
Average External Sales Price Per Ton	$853	$753	$897	$774
Average Ferrous Scrap Cost Per Ton	$407	$339	$410	$338

Metals Recycling and Ferrous Resources

This segment principally includes the company’s metals recycling operations (OmniSource Corporation), a liquid pig iron production facility (Iron Dynamics), and the company’s Minnesota operations, which currently primarily includes an iron nugget manufacturing facility (Mesabi Nugget, which is 81 percent company-owned).

Metals Recycling and Ferrous Resources

	Fourth Quarter		Full Year
	2011	2010	2011	2010
Segment Net Sales	$907,025	$769,682	$4,152,568	$3,179,032
% of External Net Sales	32%	35%	35%	35%
Operating Income (Loss)	$(6,508)	$(4,363)	$54,723	$52,693

Metals Recycling

	Fourth Quarter		Full Year
	2011	2010	2011	2010
Net Sales	$856,481	$735,753	$3,940,693	$3,048,284
% of External Net Sales	32%	35%	35%	35%
Operating Income	$15,715	$8,916	$94,543	$98,685
Ferrous Shipments (gross tons)	1,314,588	1,237,677	5,879,729	5,179,812
% Shipments to Company Steel Mills	44%	42%	43%	42%
Nonferrous Shipments (pounds)	255,137	229,881	1,066,648	961,288
Unrealized Hedging Gains (Losses)	$(2,659)	$(6,871)	$3,768	$(1,874)

Steel Fabrication Operations

Steel fabrication operations include New Millennium Building Systems, which fabricates steel joists, trusses, and decking used in the construction of non-residential buildings.  Fourth quarter and annual 2010 operating losses of $13 million and $25 million, respectively, include a $13 million impairment charge.

	Fourth Quarter		Full Year
	2011	2010	2011	2010
Segment Net Sales	$78,684	$57,193	$276,408	$177,378
% of External Net Sales	4%	4%	3%	3%
Operating Loss	$(1,820)	$(13,269)	$(6,584)	$(25,014)
Combined Shipments	61,428	49,551	217,838	164,431
Average External Sales Price Per Ton	$1,281	$1,157	$1,270	$1,082

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $8.0 billion in 2011, 6,500 employees, and manufacturing facilities primarily located throughout the United States (five steel mills, six steel processing facilities, two iron production facilities, over 70 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: the effects of a prolonged or deepening recession on industrial demand; (2) changes in economic conditions, either generally or in any of the steel or scrap-consuming sectors which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, and other steel-consuming industries; (3) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (4) the impact of domestic and foreign import price competition; (5) risks and uncertainties involving product and/or technology development; and (6) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Conference Call and Webcast

On Wednesday, January 25, 2012, at 10:00 a.m. Eastern time, Steel Dynamics will host a conference call with investors and analysts to discuss the company’s fourth quarter and full-year 2011 results.  We invite you to listen to the live audiocast of the conference call accessible from our website (http://steeldynamics.com) , or via telephone (the conference call number may be obtained on our website).   A replay of the discussion will be available on our website following the conclusion of the conference call.

Contact:  Theresa E. Wagler, Executive Vice President and Chief Financial Officer — +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2011	2010	2011	2010	2011

Net sales	$1,858,345	$1,528,134	$7,997,500	$6,300,887	$2,043,455
Costs of goods sold	1,698,210	1,394,466	7,065,982	5,625,221	1,844,212
Gross profit	160,135	133,668	931,518	675,666	199,243

Selling, general and administrative expenses	61,947	59,250	263,595	227,046	72,876
Profit sharing	6,064	3,643	43,149	25,476	7,428
Amortization of intangible assets	9,634	11,149	39,954	45,586	10,154
Impairment charges	—	12,805	—	12,805	—
Operating income	82,490	46,821	584,820	364,753	108,785

Interest expense, net of capitalized interest	44,117	44,980	176,977	170,229	44,702
Other income, net	(2,641)	(6,118)	(16,476)	(18,935)	(3,523)
Income before income taxes	41,014	7,959	424,319	213,459	67,606

Income taxes	15,235	3,901	158,627	83,860	27,749
Net income	25,779	4,058	265,692	129,599	39,857
Net loss attributable to noncontrolling interests	4,424	3,734	12,428	11,110	3,447
Net income attributable to Steel Dynamics, Inc.	$30,203	$7,792	$278,120	$140,709	$43,304

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$.14	$.04	$1.27	$.65	$.20

Weighted average common shares outstanding	218,718	217,239	218,471	216,760	218,674

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$.14	$.04	$1.22	$.64	$.19

Weighted average common shares and equivalents outstanding (Note 1)	219,336	218,686	235,992	234,717	235,759

Dividends declared per share	$.10	$.075	$.40	$.30	$.10

(Note 1) Excludes the impact of the 4% convertible subordinated notes from net income (numerator) and share equivalents outstanding (denominator) for the three months ended December 31, 2011and 2010, as the impact to diluted earnings per share is anti-dilutive.

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

(dollars in thousands)

	Three Months Ended		Year Ended		First	Second	Third
	December 31,		December 31,		Quarter	Quarter	Quarter
	2011	2010	2011	2010	2011	2011	2011
Steel Operations*

Shipments (net tons)
Flat Roll Division	678,961	649,019	2,770,466	2,642,681	709,614	680,679	701,212
Structural and Rail Division	250,602	158,683	879,145	630,224	190,661	213,368	224,514
Engineered Bar Products Division	171,020	161,220	634,964	568,360	159,015	144,280	160,649
Roanoke Bar Division	129,113	140,866	544,384	504,613	121,305	152,906	141,060
Steel of West Virginia	74,477	61,727	297,902	234,462	72,056	74,882	76,487
The Techs	161,789	146,149	715,833	715,512	200,724	186,903	166,417
Combined	1,465,962	1,317,664	5,842,694	5,295,852	1,453,375	1,453,018	1,470,339
Intra-segment	(28,548)	(19,686)	(130,813)	(69,705)	(36,471)	(35,842)	(29,952)
	1,437,414	1,297,978	5,711,881	5,226,147	1,416,904	1,417,176	1,440,387
Intra-company	(67,910)	(74,355)	(292,145)	(276,014)	(73,502)	(79,568)	(71,165)
External	1,369,504	1,223,623	5,419,736	4,950,133	1,343,402	1,337,608	1,369,222

Production, excluding The Techs (net tons)	1,307,117	1,189,012	5,218,552	4,695,137	1,284,451	1,321,273	1,305,711

Net sales
Combined	$1,236,330	$978,707	$5,162,806	$4,040,649	$1,273,472	$1,354,665	$1,298,339
Intra-segment	(20,364)	(11,879)	(92,500)	(41,010)	(26,462)	(25,199)	(20,475)
	1,215,966	966,828	5,070,306	3,999,639	1,247,010	1,329,466	1,277,864
Intra-company	(47,098)	(45,773)	(211,089)	(169,709)	(51,946)	(62,191)	(49,854)
External	$1,168,868	$921,055	$4,859,217	$3,829,930	$1,195,064	$1,267,275	$1,228,010

Operating income before amortization of intangibles	$117,434	$91,389	$668,341	$451,015	$195,634	$216,647	$138,626
Amortization of intangibles	(2,431)	(2,679)	(10,221)	(11,220)	(2,679)	(2,679)	(2,432)
Operating income	$115,003	$88,710	$658,120	$439,795	$192,955	$213,968	$136,194

Metals Recycling and Ferrous Resources**

OmniSource
Ferrous metals shipments (gross tons)
Combined	1,314,588	1,237,677	5,879,729	5,179,812	1,528,191	1,553,828	1,483,122
Intra-segment	(3,441)	—	(12,227)	—	—	(5,192)	(3,594)
	1,311,147	1,237,677	5,867,502	5,179,812	1,528,191	1,548,636	1,479,528
Intra-company	(582,043)	(522,267)	(2,552,472)	(2,161,145)	(669,578)	(655,496)	(645,355)
External	729,104	715,410	3,315,030	3,018,667	858,613	893,140	834,173

Non-ferrous metals shipments (thousands of pounds)
Combined	255,137	229,881	1,066,648	961,288	286,645	255,113	269,753
Intra-company	(2,230)	(2,962)	(8,273)	(8,886)	(2,261)	(1,978)	(1,804)
External	252,907	226,919	1,058,375	952,402	284,384	253,135	267,949

Mesabi Nugget shipments (metric tons) - Intra-company	52,943	18,275	159,641	67,485	35,767	38,265	32,666

Iron Dynamics shipments (metric tons)
Liquid pig iron	31,191	46,881	188,688	177,548	54,598	54,141	48,758
Hot briquetted iron	13,683	6,862	31,646	45,365	6,005	4,520	7,438
Other	2,597	1,118	9,168	2,632	540	1,193	4,838
Intra-company	47,471	54,861	229,502	225,545	61,143	59,854	61,034

Net sales
Combined	$908,436	$769,682	$4,157,525	$3,179,032	$1,108,415	$1,080,129	$1,060,545
Intra-segment	(1,411)	—	(4,957)	—	—	(2,258)	(1,288)
	907,025	769,682	4,152,568	3,179,032	1,108,415	1,077,871	1,059,257
Intra-company	(313,844)	(235,153)	(1,383,505)	(963,644)	(365,250)	(353,192)	(351,219)
External	$593,181	$534,529	$2,769,063	$2,215,388	$743,165	$724,679	$708,038

Operating income (loss) before amortization of intangibles	$(6,508)	$(4,363)	$54,723	$52,693	$46,571	$10,967	$3,693
Amortization of intangibles	(6,882)	(8,101)	(28,126)	(33,007)	(7,081)	(7,082)	(7,081)
Operating income (loss)	$(13,390)	$(12,464)	$26,597	$19,686	$39,490	$3,885	$(3,388)

Steel Fabrication***

Shipments (net tons)
Combined	61,428	49,551	217,838	164,431	44,051	47,770	64,589
Intra-company	(11)	(205)	(632)	(826)	(558)	(51)	(12)
External	61,417	49,346	217,206	163,605	43,493	47,719	64,577

Net sales
Combined	$78,684	$57,193	$276,408	$177,378	$52,652	$61,962	$83,110
Intra-company	(13)	(87)	(625)	(323)	(573)	(23)	(16)
External	$78,671	$57,106	$275,783	$177,055	$52,079	$61,939	$83,094

Operating loss before amortization of intangibles	$(1,820)	$(13,269)	$(6,584)	$(25,014)	$(2,883)	$(1,635)	$(246)
Amortization of intangibles	—	—	—	(42)	—	—	—
Operating loss	$(1,820)	$(13,269)	$(6,584)	$(25,056)	$(2,883)	$(1,635)	$(246)

*                       Steel Operations include the company’s five steelmaking divisions and The Techs three galvanizing plants.

**                 Metals Recycling and Ferrous Resources Operations include OmniSource; Iron Dynamics (all shipments are internal); and Mesabi Nugget (all shipments, which began in 2010, have been internal).

***           Steel Fabrication Operations include the company’s joist and deck fabrication operations.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets
Cash and equivalents	$475,591	$186,513
Accounts receivable, net	722,791	622,189
Inventories	1,199,584	1,114,063
Deferred income taxes	25,341	20,684
Income taxes receivable	16,722	37,311
Other current assets	15,229	19,243
Total current assets	2,455,258	2,000,003

Property, plant and equipment, net	2,193,745	2,213,333

Restricted cash	26,528	23,132

Intangible assets, net	450,893	489,240

Goodwill	745,066	751,675

Other assets	107,736	112,551
Total assets	$5,979,226	$5,589,934

Liabilities and Equity
Current liabilities
Accounts payable	$420,824	$348,601
Income taxes payable	10,880	5,227
Accrued expenses	185,964	175,041
Accrued profit sharing	38,671	23,524
Current maturities of long-term debt	444,078	8,924
Total current liabilities	1,100,417	561,317

Long-term debt
7 3/8% senior notes, due 2012	261,250	700,000
5.125% convertible senior notes, due 2014	287,500	287,500
6 ¾% senior notes, due 2015	500,000	500,000
7 ¾% senior notes, due 2016	500,000	500,000
7 5/8% senior notes, due 2020	350,000	350,000
Other long-term debt	37,272	40,397
Total long-term debt	1,936,022	2,377,897

Deferred income taxes	489,915	457,432

Other liabilities	82,278	62,159

Commitments and contingencies

Redeemable noncontrolling interest	70,694	54,294

Equity
Common stock	636	633
Treasury stock, at cost	(722,653)	(727,624)
Additional paid-in capital	1,026,157	998,728
Retained earnings	2,011,801	1,821,133
Total Steel Dynamics, Inc. equity	2,315,941	2,092,870
Noncontrolling interests	(16,041)	(16,035)
Total equity	2,299,900	2,076,835
Total liabilities and equity	$5,979,226	$5,589,934

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Operating activities:
Net income	$25,779	$4,058	$265,692	$129,599

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	55,642	55,750	222,607	224,698
Impairment charges	—	12,805	—	12,805
Equity-based compensation	5,928	4,964	17,283	14,688
Deferred income taxes	5,355	24,477	34,436	46,097
Changes in certain assets and liabilities:
Accounts receivable	93,077	31,981	(100,602)	(196,556)
Inventories	(40,736)	(105,754)	(85,523)	(261,110)
Accounts payable	(35,999)	(11,895)	56,551	71,169
Income taxes receivable/payable	3,832	(7,102)	26,242	99,276
Other working capital	(18,921)	(21,490)	49,669	28,641
Net cash provided by (used in) operating activities	93,957	(12,206)	486,355	169,307

Investing activities:
Purchase of property, plant and equipment	(75,212)	(37,526)	(167,007)	(133,394)
Other investing activities	14,054	(18,101)	16,000	(15,684)
Net cash used in investing activities	(61,158)	(55,627)	(151,007)	(149,078)

Financing activities:
Issuance of current and long-term debt	—	—	10,103	556,553
Repayment of current and long-term debt	(5,693)	(6,438)	(7,740)	(346,963)
Proceeds from exercise of stock options, including related tax effect	130	6,010	13,396	14,014
Contributions from noncontrolling investors, net	13,615	932	26,822	5,348
Debt issuance costs	(85)	—	(6,969)	(6,707)
Dividends paid	(21,869)	(16,276)	(81,882)	(64,969)
Net cash provided by (used in) financing activities	(13,902)	(15,772)	(46,270)	157,276

Increase (decrease) in cash and equivalents	18,897	(83,605)	289,078	177,505
Cash and equivalents at beginning of period	456,694	270,118	186,513	9,008

Cash and equivalents at end of period	$475,591	$186,513	$475,591	$186,513

Supplemental disclosure information:
Cash paid for interest	$70,720	$71,604	$171,808	$162,382
Cash paid (received) for federal and state income taxes, net	$1,549	$(11,278)	$75,927	$(66,297)